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                                                                    EXHIBIT 3.99

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                SYNAGRO-WWT, INC.


         FIRST: The name of the corporation (hereinafter called the "corporation") is Synagro-WWT, Inc.

         SECOND: The corporation is formed for the following purpose or purposes:

         To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use, and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise, dispose of, or mortgage or pledge, all or any of its property and assets, or any interest therein, wherever situated.

         To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and byproducts thereof.

         To apply for, register, obtain, purchase, lease, take licenses in respect of, or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge, or otherwise dispose of, and, in any manner deal with and contract with reference to:

                  (a) inventions, devices, formulae, processes, and any improvements and modifications thereof:

                  (b) letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trademarks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto:

                  (c) franchises, licenses, grants, and concessions


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         To have all of the powers conferred upon corporations organized under the provisions of the Maryland General Corporation Law.

         THIRD: The address, including street and number, sand the county or municipal area, of the principal office of the corporation within the State of Maryland, is 180 Admiral Cochrane Dr., Suite 305, Annapolis, Maryland 21401, located in Anne Arundel County, Maryland.

         FOURTH: The name and the address, including street and number, if any, and the county or municipal area, of the resident agent of the corporation within the State of Maryland, is CSS-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202.

         FIFTH: (1) The total. number of shares of stock which the corporation has authority to issue is one thousand (1,000), all of which are of a par value of $1.00 each and are designated as Common Stock.

         (2) The aggregate par value of all the authorized shares of stock is one thousand dollars.

         (3) The Board of Directors of the corporation is authorized, from time to time, to issue any additional stock or convertible securities of the corporation without the approval of the holders of outstanding stock.

         (4) The Board of Directors of the corporation is authorized, from time to time, to classify or to reclassify, as the case may be, any unissued shares of stock of the corporation.

         (5) Provisions, if any, governing the restriction on the transferability of any of the shares of stock of the corporation may be set forth in the Bylaws of the corporation or in any agreement or agreements duly entered into.

         (6) To the extent, permitted by Section 2-104(b)(5) of the Maryland General Corporation Law, notwithstanding any provision of the Maryland General Corporation Law requiring a greater proportion than a majority of the votes entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of at least a majority of the aggregate number of votes entitled to be cast thereon.

         (7) No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such nights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as


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the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

         SIXTH: (1) The number of directors of the corporation, until such number shall be changed by the Bylaws of the corporation, is three (3).

         (2) The names of the persons who will continue to serve as directors of the corporation until the next annual meeting of stockholders and until their successors are elected and qualify are as follows:

                  Herbert A. Getz
                  William C. Keightley
                  Rodney C. Gilbert

         (3) The Bylaws of the corporation shall be adopted by the above-listed directors. Thereafter, the power to adopt, alter, and repeal the Bylaws of the corporation shall be vested in the Board of Directors of the corporation.

         (4) The corporation shall to the fullest extent permitted by the Maryland General Corporation Law, as the same may be amended and supplemented, and, without limiting the generality of the foregoing, in accordance with
Section 2-418 of said Maryland General Corporation Law, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Maryland General Corporation Law.

         SEVENTH: From time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the Maryland General Corporation Law at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and any contract rights at any time conferred upon the stockholders of the corporation by these Articles of incorporation are granted subject to the provisions of this Article.